Exhibit 3.10

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
McLeodUSA PURCHASING, L.L.C.

RECITALS

WHEREAS, McLeodUSA Purchasing, L.L.C., an Iowa limited liability company (the “Company”), is governed by that certain Operating Agreement of the Company, dated February 22, 2000 (the “Existing Operating Agreement”).

WHEREAS, the Member desires to amend and restate the Existing Operating Agreement.

NOW THEREFORE, the Existing Operating Agreement is hereby amended and restated as follows:

ARTICLE 1.
DEFINITIONS

As used in this Operating Agreement, the following terms have the following meanings:

1.1                                 Act means the Iowa Limited Liability Company Act, Chapter 490A of the Code of Iowa, and any successor statute, as amended from time to time.

1.2                                 Articles mean the Articles of Organization originally filed with the Secretary of State of Iowa on February 24, 2000, as the same may be amended from time to time, pursuant to which the Company was organized as an Iowa limited liability company under and pursuant to the Act.

1.3                                 Company means McLeodUSA Purchasing, L.L.C., an Iowa limited liability company.

1.4                                 Member means McLeodUSA Network Services, Inc.

1.5                                 Person includes an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or entity in a representative capacity.

Other terms defined in other Articles of this Operating Agreement have the meanings so given them.

ARTICLE 2.
ORGANIZATION

2.1                                 Formation. The Company has been organized as an Iowa limited liability company by the filing of Articles under the Act and the issuance of a certificate of organization for the Company by the Secretary of State of the state of Iowa.

2.2                                 Member-Managed. The company shall be a Member-managed company.

2.3                                 Name. The name of the Company is McLeodUSA Purchasing, L.L.C. and all Company business must be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

2.4                                 Registered Office; Registered Agent, Principal Office in the Unted States; Other Offices. The registered agent and registered office of the Company required by the Act shall be as designated in the Articles, as the same may be amended from time to time in the manner provided by law. The principal office of the Company shall be at 6400 C Street SW, Cedar Rapids, Iowa 52406-3177, or such place as the Members may designate from time to time in the Articles, which need not be in the State of Iowa. The Company may have such other offices as the Members may designate from time to time.

2.5                                 Purposes. The purpose of the Company is to perform purchasing functions and any other purpose for which a limited liability company is authorized under the Act.

2.6                                 Term. The Company commenced on the date that the Secretary of State of the State of Iowa issued a certificate of organization for the Company and shall continue in perpetual existence.

2.7                                 Mergers and Exchanges. The Company may be a party to (a) a merger, (b) a consolidation, or (c) an exchange or acquisition, subject to the requirements of the Act and this Operating Agreement. Approval of any such merger, consolidation, exchange or acquisition shall be by the Member.

2.8                                 Status Under State Law. The Member intends that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purpose other than the federal and state tax purposes, and this Operating Agreement may not be construed to suggest otherwise.

ARTICLE 3.
MEMBERS

3.1                                 Additional Members. Additional Persons may not be admitted to the Company as Members without the consent of the Member. Upon the admission of any new Member, Exhibit 1 of this Operating Agreement shall be amended to reflect the names and addresses of such new Member and Exhibit 2 of this Operating Agreement shall be amended to reflect the capital contribution and Membership Interests (herein so called) of such new Member.

3.2                                 Authority. The Member, except as otherwise provide in this Operating Agreement, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, and to incur any expenditures on behalf of the Company.

3.3                                 Liabilities to Third Parties. Unless otherwise expressly agreed in writing, signed by the Member, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment or order of a court.

3.4                                 Certificates of Membership Interests. The Company hereby irrevocably elects that all Membership Interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing Membership Interests in the Company (“Certificates”) shall bear the following legend:  “THIS CERTIFICATE EVIDENCES AN INTEREST IN MCLEODUSA PURCHASING, L.L.C. AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE.”  This provision shall not be amended, and any purported amendment to this provision, shall not take effect until all outstanding Certificates have been surrendered for cancellation.

3.5                                 Authority to Issue Certificates of Membership Interests. The Member shall have the authority on behalf of the Company to issue Certificates, which shall be consecutively numbered and in such form, not inconsistent with the Act, as shall be approved by the Member. The Certificates shall reflect the Membership Interests of a Member as a number of units (“Units”). The Units shall be allocated among the Members in the accordance with their Membership Interests. To the extent that the Units have not been registered under the United States Securities Act of 1933, or the securities or “blue sky” laws of any other jurisdiction, such Certificates shall contain substantially the following legend, or such other legend as may be recommended by legal counsel to the Company:  “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 NOR PURSUANT TO THE SECURITIES OR “BLUE SKY” LAWS OF ANY OTHER JURISDICTION.”

3.6                                 Transfer of Certificates. Certificates shall be transferable only on the books of the Company by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of Certificates for a like number of Units. Upon surrender to the Company of a Certificate duly endorsed or accompanied by proper evidence of authority to transfer, the Member shall execute in the name of the holder or to the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Units as were evidenced in by the Certificate so surrendered.

3.7                                 Lost or Destroyed Certificates. The Member may determine the conditions upon which the Company may issue a new Certificate evidencing Units in place of a Certificate theretofore issued by it which is alleged to have been lost, stolen or destroyed.

ARTICLE 4.
MEETINGS AND VOTING

4.1                                 Action without Meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of all the Membership Interests entitled to vote with respect to the action that is the subject matter of the consent. Such consent shall have the same force and effect as a unanimous vote of the Members. A telegram, telex, cablegram, or similar transmission by a Member, or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this section.

ARTICLE 5.
CAPITAL CONTRIBUTIONS

5.1                                 Initial Contributions. The Member shall make a capital contribution of $1,000.00.

5.2                                 Return of Contributions. A Member is not entitled to the return of any part of its capital contributions or to be paid interest in respect of its capital contributions. An unrepaid capital contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s capital contributions.

5.3                                 Additional Contributions. Members will be required to make additional contributions only upon the unanimous consent of all Members declaring such additional contribution.

ARTICLE 6.
MANAGEMENT

6.1                                 Management by Members. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by the Member. The Member may make all decisions and take all actions for the Company not otherwise provided in this Operating Agreement.

6.2                                 Delegation of Authority and Duties. The Member may, from time to time, delegate to one or more agents or individuals such authority as the Member may deem advisable. In addition, the Member may assign titles (including, without limitation, president, vice president, secretary, assistant secretary, treasurer, and assistant treasurer) to any such Member, agent, or individual. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such Member, agent, or individual of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made pursuant to the first sentence of this Section. Any number of titles may be held by the same Member, agent or individual.

6.3                                 Interest Officers and Members. The Company may contract or otherwise deal with any Member and any Person affiliated with any Member, including but not limited to the making of loans to the Company (secured or unsecured), the purchase or sale of property or services, and management of the Company’s real and personal property.

6.4                                 Other Activities of Members. The Members and their affiliates may, during the term of this Company, engage in and possess an interest for their own account in other business ventures of every nature and description, independently or with others, and no restriction on such activities shall result from the existence of this Operating Agreement or the existence of the Company. Neither the Company nor any Member shall, by virtue of this Operating Agreement, have any right in and to such independent venture or any income or profit derived therefrom. The provisions of this Section shall apply to all activities whether or not in competition with the Company and whether or not such activity may be within the scope of the Company’s actual or potential business.

ARTICLE 7.
DISSOLUTION

7.1                                 Events of Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

A.                                   Consent. The unanimous written consent of the Members;

B.                                     Decree. Entry of a decree of judicial dissolution of the Company.

ARTICLE 8.
GENERAL PROVISIONS

8.1                                 Governing Laws; Severability. This Operating Agreement is governed by and shall be construed in accordance with the laws of the State of Iowa.

8.2                                 Further Assurances. In connection with this Operating Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and those transactions.

(THIS SPACE INTENTIONALLY LEFT BLANK)

The undersigned, being the sole Member, hereby certifies that the foregoing Amended and Restated Operating Agreement was unanimously adopted by the Member, the 9th day of April, 2002, TO WITNESS WHICH the undersigned has caused these regulations to be executed.

McLeodUSA Network Services, Inc.

By	/s/ Stephen C. Gray
Stephen C. Gray
President

EXHIBIT 1
(Name and Addresses of Members)

McLeodUSA Network Services, Inc.
6400 C Street SW
Cedar Rapids, Iowa 52406-3177

EXHIBIT 2

Member	Capital Contribution	Membership Interests	Membership Units
McLeodUSA Network Services, Inc.	$1,000.00	100%	100